UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Form 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4, 2011
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ExamWorks Group, Inc.
(Exact name of registrant as specified in its charter)
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Commission File Number: 001-34930

Delaware	27-2909425
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

3280 Peachtree Road, N.E.
Suite 2625
Atlanta, GA
(Address of principal executive offices, including zip code)

(404) 952-2400
 (Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.             Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On February 4, 2011 and February 9, 2011, ExamWorks Group, Inc., a Delaware corporation (the “Company”) partially exercised the accordion features of its senior secured revolving credit facility, dated October 11, 2010, by and among the Company, the guarantors party thereto, Bank of America, N.A., as administrative agent, and the other lenders party thereto (the “Credit Facility”).  The exercises of the accordion features increased the committed capacity of the Credit Facility by $65 million, from a total of $180 million to a total of $245 million.  Pursuant to the accordion exercises, the Company entered into revolving commitment agreements with two new banks, adding the banks as additional lenders under the Credit Agreement, and three of the original banks, increasing their respective revolving commitments.  In addition, the allocations to the lenders participating in the Credit Facility were revised to reflect these new and increased commitments.  All other terms and conditions of the Credit Facility remain unchanged.  The Company paid commitment fees for these exercises in accordance with the terms of the Credit Facility.

The Company remains entitled to exercise its accordion feature and increase its committed borrowing capacity by an aggregate amount not greater than $35 million.  On or before March 31, 2011, the Company must obtain the consent of its lenders to further exercise its accordion feature.  After March 31, 2011, so long as it is not in default under the terms of the credit agreement and certain other requirements are satisfied, the Company may further exercise its accordion feature without obtaining the prior consent of its lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ExamWorks Group, Inc.

Date: February 9, 2011	By: /s/ J. Miguel Fernandez de Castro
J. Miguel Fernandez de Castro
Senior Vice President and Chief Financial Officer